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                 EXHIBIT 4(d): FORM OF ENDORSEMENT FOR GET FUND

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
                                    ("GALIC")

                                   ENDORSEMENT

The Contract or Certificate is endorsed to add the following provisions.

GET FUND
     Each GET Fund series is a separate Fund.

GET FUND OFFERING PERIOD (OFFERING PERIOD)
     The period, usually from one to three months, during which Owners/Contract Holders/Certificate Holders, whichever applies, may transfer or deposit amounts to a GET Fund series. Each GET Fund series has a specified
     Offering Period. Amounts transferred or deposited prior to the date on which the Guarantee Period begins are invested in money market instruments.

     GALIC reserves the right to state the minimum amount Owners/Contract Holders/Certificate Holders, whichever applies, may transfer or deposit to each Offering Period. GALIC also reserves the right to extend an Offering Period or accept transfers or deposits to a GET Fund series during the series' Guarantee Period.

     GALIC reserves the right to specify a minimum total asset amount required at the end of an Offering Period to continue to offer a GET Fund series. If the minimum is not achieved or if the Fund's Board of Trustees determines due to unfavorable market conditions not to operate the GET Fund series in accordance with its investment objective and strategies, GALIC reserves the right not to begin the Guarantee Period.

     If the Guarantee Period will not commence, GALIC will send written notice to all Owners/Contract Holders/Certificate Holders who have made transfers or deposits to that GET Fund series. Notice will be mailed no later than 15 calendar days after the end of the Offering Period. Owners/Contract Holders/Certificate Holders then have 45 calendar days from the end of the Offering Period to redirect amounts in the terminated GET Fund series to one or more investment options available under the Contract. During this time, GET Fund assets are invested in money market instruments. If no election is made by the end of the 45-day period, at the next Valuation Period, GALIC will transfer the amount in the terminated GET Fund series to the money market fund investment option available under the Contract.

     GALIC reserves the right to specify a maximum total asset amount for a GALIC GET Fund series. If the maximum is achieved, GALIC also reserves the right to set a date on which it will stop accepting transfers or deposits for that GET Fund series.

GET FUND REINVESTMENT
     In the event of a Contract surrender and reinstatement (if available under the Contract), amounts attributable to GET will be reinstated to a GET series if an Offering Period is available. If no GET series Offering Period is available, amounts will be reallocated among the other available investment options under the Contract in which the Owner/Contract Holder/Certificate Holder was invested, on a proportionate basis.

GET FUND GUARANTEE PERIOD (GUARANTEE PERIOD)
     For each GALIC GET Fund series, the period for which the GET Fund Guarantee applies. The Guarantee Period ends on the Maturity Date.

GET FUND MATURITY DATE (MATURITY DATE)
     The date on which a series' Guarantee Period ends and GET Fund Record Units for the series are liquidated.

     Prior to the Maturity Date for each GET Fund series, GALIC sends a written notice of the date to all Owners/Contract Holders/Certificate Holders, whichever applies, who have Current Value in that series. Owners/Contract Holders/Certificate Holders must then inform GALIC of the investment option(s) to which to transfer that Current Value. If an Owner/Contract Holder/Certificate Holder does not make an election, on the Maturity Date GALIC will transfer the Current Value to the then available GET Fund series, if an Offering Period is available.

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     If no Offering Period is available, GALIC will transfer the Current Value to the fund or funds designated by GALIC in the written notice.

GET FUND GUARANTEE
     On the Maturity Date of each GET Fund series, the GET Fund Record Unit Value for that series will not be less than the GET Fund Record Unit Value determined at the close of business on the last day of the Offering Period. If necessary, GALIC will transfer funds from its General Account to the Separate Account to offset any shortfall in the GET Fund Record Unit Value. The GET Fund Guarantee does not apply to withdrawals or transfers made before the Maturity Date.

     If GET Fund Record Units are adjusted at any time during a GET Fund Guarantee Period, the GET Fund Guarantee will be restated. The restated GET Fund Guarantee will be calculated so that it is equivalent to the original GET Fund Guarantee for that series.

CHARGE FOR GET FUND GUARANTEE
     The Separate Account or Fund Investment Increment or Net Return Factor(s) or Net Return Rate will be minus a fee for the GET Fund Guarantee which is deducted daily during the Guarantee Period. The fee is determined prior to the beginning of each series' Offering Period.

     The daily charge for the GALIC GET Fund Guarantee for each series offered will be at an annual rate of no more than 0.75%.

GET FUND TRANSFER OR WITHDRAWAL
     A transfer or withdrawal from a GET Fund series before the Maturity Date will be based on the GET Fund Record Unit Value for the next Valuation Period following the date on which GALIC receives a transfer request in good order at its Customer Service Center.

Endorsed and made part of the Contract or Certificate on on the Effective Date.





                                          /s/ Barnett Chernow

                                          President
                                          Golden American Life Insurance Company






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